August 5, 2004

Golden Hawk Resources Ltd.

Attention: Bill Cherwayko

1133 Kensington Road N.W.

Calgary, Alberta T2N 3P4

Re: Cutbank Farmin Agreement dated July 8, 2004

between Keesun Corp. and Golden Hawk Resources Ltd. ("Agreement")

Area: Cutbank Montana

Dear Mr. Cherwayko:

This letter will set out the basic terms and conditions that we will proceed with the exploration and development of the above noted Agreement that Golden Hawk Resources Ltd. ("Golden Hawk") has with Keesun Corp ("Keesun").

The Farmout Lands will be developed on the following basis:

1. Phase I:

JMG Exploration, Inc. ("JMG") will proceed with the Recompletion of the eight to nine wells on the Farmout lands, with JMG paying for 100% of the costs for those wells.

2. Phase II:

The wells that have been recompleted in Phase I will be equipped or fraced, as maybe required, at the sole cost and expense of JMG.

If the parties elect not to proceed to Phase III of this Letter Agreement, then JMG shall own all equipment on the wells, and the equipment used for the production of the wells re-completed in Phase I, that JMG supplies.

However, if the parties elect not to proceed with the development of the property, and sell their respective interests in the project (interests in the land), then the parties will own the property and all equipment on the following basis: JMG 75% and Golden 25%.

Also should JMG elect to sell any of the equipment that it owns that was used in the development of the project, and not its interest in the land, then Golden Hawk shall have a right of first refusal to purchase the equipment from JMG on the same basis that JMG will be selling the equipment to a third party.

3. Revenue:

The revenue from the project shall be shared on the following basis:

Prior to October 31, 2004 all revenue that results from the production of the work done in Phase I & II will accrue to the benefit of JMG 100%. After November 1, 2004 any future revenue from the project will be shared on the following basis: JMG (75%) and Golden Hawk (25%).

4. Phase III:

Upon the completion of Phase I & II, the parties will commence with the drilling of five (5) test wells on the Farmout Lands, with JMG bearing 100% of the costs. The interests upon the drilling of the test wells will be: JMG (75%) and Golden Hawk (25%).

Upon the completion of the drilling of the test wells, JMG and Golden Hawk will elect one of the following:

a) Sell their respective interests to Enterra Energy Corp., based on an independent third party engineering report that evaluates the Farmout Lands on Proven Producing Reserves at a minimum 10% present worth, and a 10 year United States Bond Rate plus 5% or:

b) Farmout their respective interests to JED Oil Inc. ("JED") paying for 100% of the development costs, which will result in JED earning 70% of their respective interest, in return for a proportionate share of 30% interest.

If the Parties elect to sell their respective interests to Enterra Energy Corp., the terms of payment will be for exchangeable shares or some other mutually agreeable monetary value.

5. Phase IV:

If the parties have elected to farmout their respective interests in the farmout lands to JED, then upon the completion of 50 wells or other mutually agreeable number of development wells, then the parties shall elect to sell their respective interests to Enterra Energy Corp., as outlined in Clause 4(a).

6. Lease costs:

The parties shall pay the amount of $25,000.00 to Keesun Corp. for the acquisition costs of the Farmout Lands, upon the commencement of Phase I, by JMG (100%). Upon JMG and Golden Hawk proceeding with Phase III, the balance of the Lease costs ($125,000.00) that would be payable to Keesun Corp., will be paid by JMG (100%) under the Farmout Agreement dated July 8, 2004 for the remaining Lease costs of the Farmout Lands. For any other lands that may be acquired under this letter or agreement of subsequent formal agreement, the parties shall pay their proportionate share of the actual verifiable lease acquisition costs. If there are additional lease costs for the acquisitions of the any leases under the SE Cutbank Sand Unit, then the parties shall come to a mutually agreeable resolution of the payment of those costs.

7. Area of Mutual Interest:

For a period of one year if either party acquires and additional land that is a part of the SE Cutbank Sand Unit, then that party shall promptly supply the other party to the terms and costs of the acquisition within 30 days of acquiring the land within the Area of Mutual interest. The receiving party shall have a period of 30 days to elect whether or not it wishes to acquire its interest in the offered property, and if it decides to acquire an interest in the offered property, then it shall make prompt payment within 30 days of its election to acquire the offered property. For any property that may be acquired under this Clause, the interests shall be: JMG (75%) and Golden Hawk (25%). The term of the Area of Mutual Interest maybe further extended for subsequent one-year periods upon the mutual agreement of both Parties, on a continuing basis.

If you are in agreement with the general terms and conditions of his letter, please sign and return one copy of this letter, and work will begin on a formal agreement in due course.

Yours truly,

JMG Exploration, Inc.

/s/ H.S. (Scobey) Hartley

H.S. (Scobey) Hartley

President

Golden Hawk resources Ltd. agrees

with the above general terms and conditions

dated this 5th day of August, 2004.

Golden Hawk Resources Ltd.

/s/William Cherwayko

William Cherwayko

President